Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of GoPro, Inc. of our report dated March 12 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is June 1, 2026, and except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and Note 1 to the financial statement schedule, the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, and the critical audit matter related to the accounting for and valuation of warrants, as to which the date is October 19, 2026, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GoPro, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
October 27, 2026